UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 16, 2019
Date of report (Date of earliest event reported)
ROADRUNNER TRANSPORTATION SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-34734	20-2454942
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1431 Opus Place, Suite 530 Downers Grove, Illinois		60515
(Address of Principal Executive Offices)		(Zip Code)
(414) 615-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors
On April 16, 2019, the Company announced that three of its current directors, John G. Kennedy III, William S. Urkiel, and Michael P. Ward, are resigning from the Company’s Board of Directors effective as of the May 22, 2019 annual meeting of stockholders, as part of a planned board transition. The resignations of each such director, dated April 15, 2019, indicated that such director had no disagreement on any matter related to the Company’s operations, policies, or practices.
In connection with the planned board transition, the Company also announced that Donald C. Brown and Christopher W. Jamroz have been nominated for election to the Company’s Board of Directors at its annual meeting to be held on May 22, 2019.
On April 16, 2019, the Company issued a press release announcing the planned director changes. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Grant of Restricted Stock Units
On April 16, 2019, the Compensation Committee of our Board of Directors made a special, one-time grant to Messrs. Kennedy, Urkiel, and Ward of restricted stock units (“RSUs”) for 2,200 shares of our common stock to each such director. Each RSU is equal in value to one share of our common stock, and all such RSUs are immediately vested. In addition, our Compensation Committee accelerated the vesting of RSUs held by Messrs. Kennedy, Urkiel, and Ward that were previously granted to each such director but were not yet vested. As a result of this acceleration, Messrs. Kennedy, Urkiel, and Ward became immediately vested in 222 RSUs held by each such director.
Also on April 16, 2019, our Compensation Committee granted to James D. Staley, Scott L. Dobak, Christopher L. Doerr, and Brian C. Murray, as part of their annual director compensation, 4,400 RSUs. Each RSU is equal in value to one share of our common stock, and all such RSUs will vest 100% on February 15, 2020. The recipients of these RSU awards generally must remain as a director on a continuous basis through the end of the relevant vesting period in order to receive any amount of the RSUs covered by that award.
Also on April 16, 2019, our Compensation Committee granted to Messrs. Brown and Jamroz, subject to and upon their election to our Board of Directors, as part of their annual director compensation, 2,200 RSUs. Each RSU is equal in value to one share of our common stock, and all such RSUs will vest 100% on February 15, 2020. The recipients of these RSU awards generally must remain as a director on a continuous basis through the end of the relevant vesting period in order to receive any amount of the RSUs covered by that award.
The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants and agreements contained in the form of Restricted Stock Unit Agreement to be used for these grants, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2019.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information.
Not applicable.
(c)	Shell Company Transactions.
Not applicable.
(d)	Exhibits.

Exhibit
Number
99.1	Press Release dated April 16, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

Date: April 16, 2019	By:	/s/ Terence R. Rogers
Terence R. Rogers
Chief Financial Officer